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                                                             EXHIBIT (a)(1)(ii)

                                OFFER TO PURCHASE
                                       BY
                            HANOVER FOODS CORPORATION
                                       OF
              ALL SHARES OF CLASS A COMMON STOCK, $25.00 PAR VALUE,
                      HELD BY HOLDERS OF 15 OR FEWER SHARES
                                       AT
                                $131.00 PER SHARE

    THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., HANOVER, PENNSYLVANIA TIME, ON
             JANUARY 7, 2005, UNLESS THE TENDER OFFER IS EXTENDED.

                                December 2, 2004

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

         Hanover Foods Corporation, a Pennsylvania corporation ("Hanover Foods"), is offering to purchase for cash all of its Class A common stock, par value $25.00 per share, held of record as of the close of business on November 22, 2004 by persons owning 15 or less shares of Class A common stock at such time, at $131.00 per share, in cash, without interest, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated December 2, 2004, and in the related Letter of Transmittal which, as may be amended and supplemented from time to time, together constitute the tender offer.

         All shares properly tendered before the "expiration date" (as defined in "Terms of the Offer -- Expiration and Extension of the Offer" of the Offer to Purchase) will be purchased by Hanover Foods at the purchase price, in cash without interest, upon the terms and subject to the conditions of the tender offer.

         On the terms and subject to the conditions of the tender offer, Hanover Foods will buy all shares held of record as of the close of business on November 22, 2004 by shareholders who owned an aggregate of 15 or less shares of Class A common stock at such time and who properly tender all such shares before the expiration date.

         THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE "TERMS OF THE OFFER -- NO WITHDRAWAL RIGHTS" AND "TERMS OF THE OFFER -- CONDITIONS TO THE OFFER" OF THE OFFER TO PURCHASE.

         For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

         1. The Offer to Purchase, dated December 2, 2004;

         2. The Letter of Transmittal for your use and for the information of your clients (together with accompanying instructions, guidelines and Substitute Form W-9);

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         3. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients instructions with regard to the tender offer;

         4. Instructions with respect to the Offer to Purchase for your beneficial owners;

         5. Notice of Guaranteed Delivery; and

         6. A return envelope addressed to Hanover Foods.

         YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE TO OBTAIN THEIR INSTRUCTIONS. PLEASE NOTE THAT THE TENDER OFFER WILL EXPIRE AT 5:00 P.M., HANOVER, PENNSYLVANIA TIME, ON JANUARY 7, 2005, UNLESS THE TENDER OFFER IS EXTENDED.

         Hanover Foods will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or any person for soliciting tenders of shares under the tender offer. Hanover Foods will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding any of the enclosed materials to the beneficial owners of shares held by you as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, or trust company has been authorized to act as the agent of Hanover Foods for purposes of the tender offer. Hanover Foods will pay or cause to be paid all stock transfer taxes, if any, applicable to its purchase of shares, except as otherwise provided in the "Terms of the Offer -- Purchase and Payment" of the Offer to Purchase or Instruction 5 in the Letter of Transmittal.

         For shares to be tendered properly under the tender offer, the share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, and any other documents required by the letter of transmittal, must be received before 5:00 p.m., Hanover, Pennsylvania Time, on the expiration date at Hanover Foods Corporation, Attention: Patricia Townsend, 1486 York Street, Hanover, PA 17331, Facsimile Number: (717) 632-1485.

         Neither Hanover Foods nor its board of directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering all or any shares. Shareholders must make their own decision as to whether to tender shares.

         If you have any questions with respect to the tender offer, or if you would like to obtain additional copies of the enclosed materials, please contact Gary Knisely at (717) 632-6000, Pietro Giraffa at (717) 632-6000, extension 3901 or Patricia Townsend at (717) 632-6000, extension 3923.

                                              Very truly yours,


                                              HANOVER FOODS CORPORATION
Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HANOVER FOODS, OR ANY OF ITS AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.



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